EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8’s No. 333-101848 and 333-101789 and Form S-3 No. 333-122149) of Seagate Technology and in the related Prospectus, as amended, of our reports dated August 1, 2005, with respect to the consolidated financial statements of Seagate Technology, Seagate Technology management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Seagate Technology, included in this Annual Report (Form 10-K) for the year ended July 1, 2005.

/s/    ERNST & YOUNG LLP

Palo Alto, California

August 1, 2005